Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

IGNYTA, INC.

and

IGNYTA OPERATING, INC.

Dated as of June 12, 2014

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2014 (this “Agreement”), is entered into by and between Ignyta, Inc., a Nevada corporation (“Ignyta”), and Ignyta Operating, Inc., a Delaware corporation (“Ignyta Operating”). Ignyta and Ignyta Operating are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, Ignyta is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, Ignyta Operating is a corporation duly organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Ignyta;

WHEREAS, Ignyta has authority to issue 100,000,000 shares of Common Stock, $0.00001 par value per share (“Ignyta Common Stock”), of which 19,579,588 shares are issued and outstanding, and 10,000 shares of Preferred Stock, $0.00001 par value per share (“Ignyta Preferred Stock”), of which no shares are issued and outstanding;

WHEREAS, at and following the Effective Time (as defined herein), Ignyta Operating will have authority to issue 150,000,000 shares of Common Stock, $0.0001 par value per share (“Ignyta Operating Common Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share;

WHEREAS, 1,000 shares of Ignyta Operating Common Stock are issued and outstanding, all of which are owned by Ignyta;

WHEREAS, the respective Boards of Directors of Ignyta and Ignyta Operating have determined that it is advisable and in the best interests of such corporations and their stockholders that Ignyta merge with and into Ignyta Operating upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the purpose of the Merger (as defined below) is, among other things, to change the state of incorporation of Ignyta to enable Ignyta to avail itself of the advantages that the corporate laws of Delaware afford to public companies;

WHEREAS, for United States federal income tax purposes, the parties hereto intend the Merger (as defined below) to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder;

WHEREAS, the Board of Directors of Ignyta has approved this Agreement and directed that this Agreement be submitted to a vote of Ignyta stockholders for approval in accordance with Chapter 92A of the Nevada Revised Statutes (the “NRS”), and the stockholders of Ignyta have approved this Agreement and the Merger; and

WHEREAS, the Board of Directors of Ignyta Operating has approved this Agreement and the sole stockholder of Ignyta Operating has approved this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, Ignyta and Ignyta Operating hereby agree as follows:

1: Merger. Ignyta shall be merged with and into Ignyta Operating (the “Merger”) in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”) and Sections 92A.120 and 92A.190 of the NRS such that Ignyta Operating shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”). The Merger shall become effective (the “Effective Time”) upon the latest to occur of (a) the filing with the Nevada Secretary of State of the Articles of Merger complying with NRS Chapter 92A and executed and acknowledged on behalf of Ignyta Operating and Ignyta in accordance with the requirements of the NRS and (b) the filing with the Delaware Secretary of State of the Certificate of Merger complying with the DGCL and executed and acknowledged on behalf of Ignyta Operating and Ignyta in accordance with the requirements of the DGCL.

2: Governing Documents. At and following the Effective Time, the Certificate of Incorporation attached to the Certificate of Merger filed with the Secretary of State of the State of Delaware shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law. At and following the Effective Time, the Bylaws of Ignyta Operating in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter duly amended.

3: Directors. The persons who are directors of Ignyta immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

4: Officers. The persons who are officers of Ignyta immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

5: Succession. At the Effective Time, in accordance with NRS 92A.250 the separate corporate existence of Ignyta shall cease and (i) all the rights, privileges, powers and franchises of a public and private nature of each of the Constituent Corporations, subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; (ii) all assets, property, real, personal and mixed, belonging to each of the Constituent Corporations; and (iii) all debts due to each of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action, in each case, shall succeed to, be vested in and become the property of the Surviving Corporation without any further act or deed as they were of the respective Constituent Corporations. The title to any real estate vested by deed or otherwise and any other asset, in either of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger, and all rights of creditors and all liens upon any property of Ignyta shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Ignyta, its stockholders, Board of Directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Ignyta. The employees and agents of Ignyta shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of Ignyta.

6: Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Ignyta such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Ignyta, and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Ignyta or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7: Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Ignyta Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one (1) validly issued, fully paid and non-assessable share of Ignyta Operating Common Stock; (ii) each security convertible into or exercisable or exchangeable for Ignyta Common Stock issued and outstanding immediately prior to the Effective Time under the Ignyta, Inc. 2014 Incentive Award Plan (the “Ignyta 2014 Plan”), the Amended and Restated 2011 Stock Incentive Plan (the “Ignyta 2011 Plan”) and the Ignyta, Inc. Employment Inducement Incentive Plan (the “Ignyta Inducement Plan” and, together with the Ignyta 2014 Plan and the Ignyta 2011 Plan, the “Ignyta Plans”) shall be cancelled and converted, exercised or exchanged, upon the same restrictions, terms and conditions, into an option to purchase or other right to acquire, upon the same terms and conditions, the number of shares of Ignyta Operating Common Stock that is equal to the number of shares of Ignyta Common Stock that the holder would have received had the holder exercised such option to purchase or other right to acquire in full immediately prior to the Effective Time (whether or not such option to purchase or other right to acquire was then exercisable) and the exercise price per share or conversion price or ratio per share under each of said options to purchase or other rights to acquire shall be the exercise price per share or conversion price or ratio per share thereunder immediately prior to the Effective Time; (iii) the shares of Ignyta Common Stock that remain available for issuance under the Ignyta Plans, if any, including without limitation any such shares that are added back to the authorized share limit at any time by virtue of forfeitures, surrenders or otherwise, shall be cancelled and converted into shares of Ignyta Operating Common Stock, such that all awards under the Ignyta Plans from and after the Effective Time shall relate to shares of

Ignyta Operating Common Stock rather than shares of Ignyta Common Stock; (iv) each warrant convertible into or exercisable or exchangeable for Ignyta Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted, upon the same restrictions, terms and conditions, into the option to purchase or other right to acquire, upon the same terms and conditions, the number of shares of Ignyta Operating Common Stock that is equal to the number of shares of Ignyta Common Stock that the holder would receive had the holder exercised such right to acquire in full immediately prior to the Effective Time (whether or not such right to acquire was then exercisable) and the exercise price per share or conversion ratio per share under each of said option to purchase or other right to acquire shall be the exercise price per share or conversion price or ratio per share thereunder immediately prior to the Effective Time; and (v) each share of Ignyta Operating Common Stock issued and outstanding immediately prior to the Effective Time and held by Ignyta shall be cancelled, without any consideration being issued or paid therefor, and shall resume the status of authorized and unissued shares of Ignyta Operating Common Stock, and no shares of Ignyta Operating Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof. After the Effective Time, the Surviving Corporation shall reflect in its stock ledger the number of shares of Ignyta Operating Common Stock to which each stockholder of Ignyta is entitled pursuant to the terms hereof.

8: Conversion of Plans. The terms of the Ignyta Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to each option to purchase or other right to acquire shares of Ignyta Common Stock after giving effect to the Merger and the assumptions by Ignyta Operating as set forth above. As of the Effective Time, Ignyta Operating shall assume the Ignyta Plans and all references therein to Ignyta or Ignyta Common Stock shall be deemed automatically amended to be references to Ignyta Operating and Ignyta Operating Common Stock. The parties acknowledge that there are 3,000,000 shares of Ignyta Common Stock (plus one share of Ignyta Common Stock for each share of Ignyta Common Stock subject to a stock option immediately prior to the Effective Time under the Ignyta 2011 Plan that subsequently expires, is forfeited or is settled in cash) reserved for issuance under the Ignyta 2014 Plan as of immediately prior to the Effective Time pursuant to its terms, all of which may be issued pursuant to the award of incentive stock options (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended). The Ignyta 2014 Plan permits the issuance of awards thereunder, including incentive stock options, to all employees of Ignyta and its subsidiaries. Following the Effective Time and the assumption of the Ignyta 2014 Plan by Ignyta Operating, there will be 3,000,000 shares of Ignyta Operating Common Stock (plus one share of Ignyta Operating Common Stock for each share of Ignyta Operating Common Stock subject to a stock option as of the Effective Time under the Ignyta 2011 Plan that subsequently expires, is forfeited or is settled in cash) reserved for issuance under the Ignyta 2014 Plan as of immediately following the Effective Time pursuant to its terms which may be issued to employees of Ignyta Operating and its subsidiaries.

9: Fractional Shares. No fractional shares of Ignyta Operating Common Stock shall be issued upon the conversion of any shares of Ignyta Common Stock.

10: Stock Certificates. At the Effective Time, each certificate representing issued and outstanding shares of Ignyta Common Stock immediately prior to the Effective Time shall be deemed and treated for all purposes as representing the shares of Ignyta Operating Common Stock into which such shares of Ignyta Common Stock have been converted as provided in this Agreement. Each stockholder of

Ignyta may, but is not required to, exchange any existing stock certificates representing shares of Ignyta Common Stock for stock certificates representing the same number of shares of Ignyta Operating Common Stock. All shares of Ignyta Operating Common Stock into which shares of Ignyta Common Stock shall have been converted pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares. At the Effective Time, the holders of certificates representing Ignyta Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such stock, and their sole rights shall be with respect to Ignyta Operating Common Stock into which their shares of Ignyta Common Stock have been converted as provided in this Agreement. At the Effective Time, the stock transfer books of Ignyta shall be closed, and no transfer of shares of Ignyta Common Stock outstanding immediately prior to the Effective Time shall thereafter be made or consummated.

11: Amendment. Subject to compliance with the provisions of NRS 92A.120(9), the parties hereto may amend, modify or supplement this Agreement prior to the Effective Time.

12: Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Ignyta Operating or Ignyta or both, notwithstanding the approval of this Agreement by the stockholders of Ignyta or the sole stockholder of Ignyta Operating.

13: Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

14: Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

15: Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice or conflict of law provisions contained therein to the extent that the application of the laws of another jurisdiction will be required thereby.

16: Plan of Reorganization. This Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code.

17: Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18: Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Ignyta and Ignyta Operating have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

Ignyta, Inc., a Nevada corporation

By:/s/ Jonathan E. Lim

Name: Jonathan E. Lim

Title: President and Chief Executive Officer

Ignyta Operating, Inc., a Delaware corporation

By:/s/ Jonathan E. Lim

Name: Jonathan E. Lim

Title: President and Chief Executive Officer